SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2003

IWO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-39746	14-1818487
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 Lakeshore Drive Lake Charles, Louisiana	70601
(Address of principal executive offices)	(Zip Code)

(337) 436-9000

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Item 5. Other Events

IWO Holdings, Inc. (“IWO” or the “Company”) is filing this Current Report on Form 8-K to disclose that it will not make a scheduled interest payment on its $240 million credit facility on June 4, 2003. IWO was already not in compliance with its restrictive covenants under the IWO senior bank credit facility at March 31, 2003. IWO’s lenders have been advised that the interest payment will not be made, and certain of the lenders have orally concurred in the decision to not make the payment while restructuring discussions with them are taking place.

Each lender under the credit group has reserved the right to exercise any and all remedies under the credit agreement resulting from these defaults. As a result, the holders of IWO’s senior bank credit facility can restrict any remaining future borrowing capacity and accelerate repayment of the senior bank credit facility.

The Company is in active discussions with the IWO banking group regarding the restructuring of the IWO debt. To date, IWO has been unable to develop a business plan that provides sufficient liquidity in 2003. As a result, the Company may consider voluntarily seeking bankruptcy protection as a means to further preserve liquidity.

A default under the IWO senior bank credit facility does not result in a default under the IWO senior notes. However, an acceleration of the IWO senior bank credit facility does trigger a default in the IWO senior notes. Should this occur, the holders of the IWO senior notes may accelerate and demand immediate payment of all outstanding indebtedness.

If either the holders of the IWO senior bank credit facility or the IWO senior notes demands acceleration of their obligations, IWO does not have sufficient cash to repay its indebtedness. As a result, IWO may be forced to seek protection under the bankruptcy laws.

For more information regarding the Company’s recent results of operations and liquidity and capital resources, please refer to the Company’s Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003 with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IWO HOLDINGS, INC. (Registrant)

Date: June 2, 2003	By:	/s/ Jerry E. Vaughn
Name: Jerry E. Vaughn Title: Chief Financial Officer

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